Exhibit 99.1

Cyngn Names Natalie Russell as Chief Financial Officer

MOUNTAIN VIEW, CA. — August 14, 2025 — Today, Cyngn Inc. (Nasdaq: CYN) announced that Natalie Russel has been promoted to CFO.

Mrs. Russell began her career in the audit and assurance practice of Ernst & Young from September 2017 to December 2022. Mrs. Russell is a Certified Public Accountant in the state of California. She holds a Bachelor of Science in Business Administration from the University of Dayton.

Russell joined the Company in March 2023 as Director of Accounting. Prior to joining the Company, Mrs. Russell was a Technical Accounting Manager at SOAProjects, Inc., from December 2022 to March 2023, where she specialized in technical accounting research and financial reporting for clients in the technology and life sciences industries.

“Natalie is known for her ability to navigate complex accounting matters with precision and to implement financial processes that strengthen operational efficiency,” said Lior Tal, CEO of Cyngn. “Her deep technical expertise and proven leadership will be invaluable as we continue to execute our growth strategy.”

“I’m honored to take on the CFO role at Cyngn,” said Russell. “With industrial autonomous vehicle adoption accelerating, we have a significant opportunity ahead. I look forward to partnering with the team to advance our strategic priorities and drive growth.”